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                                                                 EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Morrison Knudsen Corporation:

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement of Morrison Knudsen Corporation on Form S-8 (File No. 33-81038) to be filed with the Securities and Exchange Commission in connection with the Morrison Knudsen Corporation Amended and Restated Stock Option Plan, of our report dated January 12, 1996, relating to the consolidated balance sheet of Kasler Holding Company and Subsidiaries as of November 30, 1995 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the two year period ended November 30, 1995, which report appears in the November 30, 1996 Morrison Knudsen Corporation annual report on Form 10-K/A.


    /s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Los Angeles, California
July 28, 1997